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                                                                     Exhibit 5.1


                    [SACHNOFF & WEAVER, LTD. LETTERHEAD]









                                 (312) 207-1000

                                             January 8, 1997

The Board of Directors
Aasche Transportation Services, Inc.
10214 N. Mt. Vernon Road
Shannon, Illinois  61078




      RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have acted as counsel for Aasche Transportation Services, Inc. (the "Company") in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Commission") to effect the registration, pursuant to the Securities Act of 1933, of 110,000 shares of common stock, par value $.0001 per share, which may be offered by the Company under (i) a certain Amended Employment and Stock Option Agreement dated as of July 22, 1996 between the Company, Polar Express Corporation ("Polar") and Trey Trumbo; and (ii) a certain Separation Agreement dated July 26, 1996 between the Company, Polar and Orin S. Neiman (collectively, "Agreements"). In connection with this matter, we have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that the 110,000 shares of common stock, par value $.0001 per share, which will be offered by the Company pursuant to the Agreements, when issued and paid for as described in said Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Sachnoff & Weaver, Ltd.
                                             ---------------------------
                                             Sachnoff & Weaver, Ltd.

JRS/JNS